As filed with the Securities and Exchange Commission on April 8, 2005
                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            GP STRATEGIES CORPORATION
             (Exact name of registrant as specified in its charter)

               Delaware                                   13-1926739
         (State or other jurisdiction)          (I.R.S. Employer Identification
         of incorporation or organization)                  Number)

                             777 Westchester Avenue
                          White Plains, New York 10604
           (Address of Principal Executive Office, including zip code)

         GP Strategies Corporation 1973 Non-Qualified Stock Option Plan
               GP Strategies Corporation 2003 Incentive Stock Plan
                              (Full title of plan)

                             Andrea D. Kantor, Esq.
                            GP Strategies Corporation
                             777 Westchester Avenue
                          White Plains, New York 10604
                                 (914) 249-9700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                 -----------------------------------------------

                                   Copies to:
                             Robert J. Hasday, Esq.
                                Duane Morris LLP
                              380 Lexington Avenue
                               New York, NY 10168
                                 (212) 692-1000
                           --------------------------

                         CALCULATION OF REGISTRATION FEE


=================================================================================================================
 Title of Each Class of Securities       Amount to be          Proposed     Proposed                 Amount of
         to be Registered               Registered(1)          Maximum      Maximumate           Registration Fee
                                                            Offering Price  AggregatePrice
                                                             Per Share(2)   Offering Price (2)
-----------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per    4,994,157 shares(4)        $7.175       $35,833,076.48       $4,217.55
share(3)
=================================================================================================================

(1) Plus such indeterminate number of shares of Common Stock of the Registrant as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933.
(2) Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low sales prices of the Registrant's Common Stock on the New York Stock Exchange on April 5, 2005.
(3) Includes preferred share purchase rights. Prior to the occurrence of specified events, the rights will not be exercisable or evidenced separately from the Common Stock.
(4) Represents the registration of 2,994,157 shares of Common Stock issuable under GP Strategies Corporation 1973 Non-Qualified Stock Option Plan and 2,000,000 shares of Common Stock issuable under the GP Strategies Corporation 2003 Incentive Stock Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I of this Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

                            GP Strategies Corporation
                     Common Stock (Par Value $.01 Per Share)

                     2,994,157 shares of Common Stock under
 the GP Strategies Corporation 1973 Non-Qualified Stock Option Plan, as amended

                     2,000,000 shares of Common Stock under
             the GP Strategies Corporation 2003 Incentive Stock Plan

This prospectus relates to the offer and sale from time to time by directors, officers and/or other key employees and consultants, who may be considered our "affiliates", of up to 4,994,157 shares of our common stock which have been or may be acquired pursuant to our GP Strategies Corporation 1973 Non-Qualified Stock Option Plan, as amended, and our GP Strategies Corporation 2003 Incentive Stock Plan, including 568,134 shares issued or issuable on exercise of options or awards of restricted stock, and held as of the date of this prospectus by officers and directors, as listed on page 10 of this prospectus under "Selling Shareholders." We will not receive any of the proceeds from sales by the selling shareholders.

The selling shareholders propose to sell the shares from time to time in transactions occurring either on or off the New York Stock Exchange (or such other market, if any, on which our common stock may be listed or quoted) at prevailing market prices or at negotiated prices. Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts.

The selling shareholders and participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event any profit on the sale of shares of those selling shareholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

Our common stock is traded on the New York Stock Exchange under the symbol "GPX". On April 5, 2005 the closing price of our common stock as reported by the New York Stock Exchange was $7.20 per share.

We are paying all expenses of registration incurred in connection with this offering but the selling shareholders will pay all brokerage commissions and other selling expenses.

See "Risk Factors" beginning on Page 4 of this prospectus for a discussion of certain risks and other factors that you should consider before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is April 8, 2005

                                TABLE OF CONTENTS

                                                                    Page

Where You Can Find More Information...................................2
The Company...........................................................3
Risk Factors..........................................................4
Selling Shareholders..................................................8
Use of Proceeds.......................................................9
Plan of Distribution..................................................9
Legal Matters.........................................................9
Experts...............................................................9


You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference room located at 450 5th Street, N. W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov.

We have filed with the SEC registration statements on Form S-8 under the Securities Act with respect to the common stock. This prospectus, which constitutes a part of those registration statements, does not contain all the information contained in those registration statements and their exhibits. For further information with respect to us and our common stock, you should consult those registration statements and their exhibits. Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

        (i) our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

        (ii) our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004,

        (iii) our Current Reports on Form 8-K filed January 10, 2005, January 25, 2005, March 2, 2005, and March 24, 2005.

        (iv) the description of our Common Stock contained in our Registration Statement on Form 8-A under the Exchange Act filed on March 12, 1998, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 001-07243), prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus supplement, except for information furnished under Item
2.02 or 7.01 of Current Report on Form 8-K, or exhibits related thereto, which is deemed not to be incorporated by reference herein. The information that we file later with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the termination of this offering will automatically update and supersede previously filed information incorporated by reference into this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered a copy of any or all documents incorporated by reference into this prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for copies can be made by writing or telephoning us at 777 Westchester Avenue, White Plains, New York 10604, Attention: Secretary; telephone number: (914) 249-9700.

Unless otherwise stated in this prospectus, references to "GP Strategies", "we", "our" and "us" refer to GP Strategies Corporation, a Delaware corporation.

Cautionary Statement Regarding Forward-Looking Statements

The forward-looking statements contained herein reflect GP Strategies' management's current views with respect to future events and financial performance. We use words such as "expects", "intends" and "anticipates" to indicate forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of GP Strategies, including, but not limited to, our inability to generate funds by selling any assets that were included in the recently completed NPDC spin-off, our holding company structure, failure to continue to attract and retain personnel, loss of business from significant customers, failure to keep pace with technology, changing economic conditions, competition, our ability to implement procedures that will reduce the likelihood that material weaknesses in our internal controls will occur in the future, and those other risks and uncertainties detailed in GP Strategies' periodic reports and registration statements filed with the Securities and Exchange Commission.

If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us.


                                   THE COMPANY

GP Strategies Corporation was incorporated in Delaware in 1959. We are a New York Stock Exchange listed company traded under the symbol GPX. On November 24,

2004, we completed the distribution, which we refer to as the "spin-off," of the common stock of National Patent Development Corporation ("NPDC"), which comprised our Optical Plastics and Home Improvement Distribution segments and certain other non-core assets. In the spin-off, holders of record on November 18, 2004 of the Company's common stock and Class B capital stock received one share of NPDC common stock for each share of the Company's common stock or Class B capital stock owned.

We continue to own and operate our majority owned subsidiary, GSE Systems Inc. ("GSE"), formerly the Simulation segment; and our wholly owned subsidiary, General Physics Corporation ("General Physics"), comprised of our former Manufacturing & Process and Information Technology segments. We reorganized our Manufacturing & Process and Information Technology segments into the new General Physics segment because we monitor and operate the General Physics subsidiary as a single business and reporting unit.

General Physics is a workforce development company that improves the effectiveness of organizations by providing training, management consulting, e-Learning solutions and engineering services that are customized to meet the specific needs of clients. Additional information about General Physics may be found at www.gpworldwide.com.

GSE develops and delivers business and technology solutions by applying simulation software, systems and services to the energy, process and manufacturing industries worldwide. Additional information about GSE may be found at www.gses.com.

Our principal executive offices are located at 777 Westchester Avenue, White Plains, New York 10604, and our telephone number is (914) 249-9700.


                                  RISK FACTORS

Set forth below and elsewhere in this report and in other documents the Company files with the Securities and Exchange Commission are risks and uncertainties that could cause the Company's actual results to differ materially from the results contemplated by the forward-looking statements contained in this prospectus and other public statements the Company makes.

Our holding company structure could adversely affect our ability to pay our expenses.

Our principal operations are conducted through our General Physics subsidiary. General Physics' credit agreement currently limits its ability to dividend or pay funds to us, which could adversely affect our ability to pay our expenses.

We recently identified material weaknesses in our internal controls over financial reporting, and in our disclosure controls and procedures, and cannot assure you that we will not find further such weaknesses.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to conduct an annual review and evaluation of our internal control of financial reporting and to include a report on, and an attestation by our independent registered public accountants, KPMG LLP, of, the effectiveness of these controls, beginning with the Annual Report on Form 10-K for the fiscal year ending December 31, 2004. On November 30, 2004, the Securities and Exchange Commission issued an exemptive order under which certain companies are permitted to delay, for up to 45 days after the due date of their Annual Report on Form 10-K, the filing of the internal control report and the related attestation of the independent registered public accountants. We qualify under the provisions of this exemptive order for such 45-day delay. In reliance on this exemptive order, our Annual Report on Form 10-K does not include the internal control report or related attestation, which we plan to file by amendment prior to the expiration of the 45-day extension.

We are currently performing our assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004, and have devoted considerable resources to this effort. In the course of this assessment, we have identified certain material weaknesses in our internal control over financial reporting. These material weaknesses arose from deficiencies with respect to our accounting for income taxes and with respect to the preparation and review of certain consolidated financial statement footnote disclosures. See Item 9A, Controls and Procedures in our Annual Report on Form 10-K/A.

We are in the process of remediating these deficiencies. In addition, we have not yet completed this assessment, and cannot assure you that additional deficiencies or weaknesses in our controls and procedures will not be identified. The material weaknesses already identified, as well as any other weaknesses or deficiencies, could harm our business and operating results, result in adverse publicity and a loss in investor confidence in our financial reports, which in turn could have an adverse effect on our stock price, and, if they are not properly remediated, could adversely affect our ability to report our financial results on a timely and accurate basis.

Failure to continue to attract and retain qualified personnel could harm our business.

Our principal resource is our personnel. A significant portion of our revenue is derived from services and products that are delivered by instructors, engineers, technical personnel and consultants. Our success depends upon our ability to continue to attract and retain instructors, engineers, technical personnel and consultants who possess the skills and experience required to meet the needs of our clients. In order to initiate and develop client relationships and execute our growth strategy, we must maintain and continue to hire qualified salespeople. We must also continue to attract and develop capable management personnel to guide our business and supervise the use of our resources. Competition for qualified personnel can be intense. We cannot assure you that qualified personnel will continue to be available to us. Any failure to attract or retain qualified instructors, engineers, technical personnel, consultants, salespeople and managers in sufficient numbers could adversely affect our business and financial condition.

The loss of our key personnel, including our executive management team, could harm our business.

Our success is largely dependent upon the experience and continued services of our executive management team and our other key personnel. The loss of one or more of our key personnel and a failure to attract or promote suitable replacements for them may adversely affect our business.

Our revenue and financial condition could be adversely affected by the loss of business from significant customers.

For the years ended December 31, 2002, 2003 and the 2004, revenue from the United States Government represented approximately 32%, 32% and 37% of our revenue, respectively. However, the revenue was derived from a number of separate contracts and subcontracts with a variety of government agencies and contractors we regard as separate customers. Most of our contracts and subcontracts are subject to termination on written notice, and therefore our operations are dependent on our clients' continued satisfaction with our services and their continued inability or unwillingness to perform those services themselves or to engage other third parties to deliver such services.

Failure to keep pace with technology and changing market needs could harm our business.

Traditionally, most of our training and performance improvement services and products have been delivered through instructors, written materials or video. Our future success will depend upon our ability to gain expertise in technological advances rapidly and respond quickly to evolving industry trends and client needs. We intend to deliver many of our training and development services and products, including some services and products previously delivered in "traditional" formats, via interactive multimedia software, such as CD-ROM, and distance-based media, such as video conferencing, intranets and the Internet. We cannot assure you that we will be successful in adapting to advances in technology, addressing client needs on a timely basis, or marketing our services and products in multimedia software and distance-based media formats. In addition, services and products delivered in the newer formats may not provide comparable training results. Furthermore, subsequent technological advances may render moot any successful expansion of the methods of delivering our services and products. If we are unable to develop new means of delivering our services and products due to capital, personnel, technological or other constraints, our business and financial condition could be adversely affected.

Our business and financial condition could be adversely affected by government limitations on contractor profitability and the possibility of cost disallowance.

A significant portion of our revenue and profit is derived from contracts and subcontracts with the United States Government. The United States Government places limitations on contractor profitability; therefore, government related contracts may have lower profit margins than the contracts we enter into with commercial customers. Furthermore, United States Government contracts and subcontracts are subject to audit by a designated government agency. Although we have not experienced any material cost disallowances as a result of these audits, we may be subject to material disallowances in the future.

Changing economic conditions in the United States or the United Kingdom could harm our business and financial condition.

Our revenues and profitability are related to general levels of economic activity and employment in the United States and the United Kingdom. As a result, any significant economic downturn or recession in one or both of those countries could harm our business and financial condition. A significant portion of our revenues is derived from Fortune 1000-level companies and their international equivalents, which historically have adjusted expenditures for external training during economic downturns. If the economies in which these companies operate weaken in any future period, these companies may not increase or may reduce their expenditures on external training, which could adversely affect our business and financial condition.

Our financial results are subject to quarterly fluctuations.

We experience, and expect to continue to experience, fluctuations in quarterly operating results. Consequently, you should not deem our results for any particular quarter to be necessarily indicative of future results. These fluctuations in our quarterly operating results may vary because of, among other things, the overall level of performance improvement services and products sold, the gain or loss of material clients, the timing, structure and magnitude of acquisitions, the commencement or completion of client engagements or custom services and products in a particular quarter, and the general level of economic activity. To the extent they are unexpected, downward fluctuations may result in a decline in the trading price of our Common Stock.

Competition could adversely affect our performance.

The training industry is highly fragmented and competitive, with low barriers to entry and no single competitor accounting for a significant market share. Our competitors include several large publicly traded and privately held companies, vocational and technical training schools, degree-granting colleges and universities, continuing education programs and thousands of small privately held training providers and individuals. In addition, many of our clients maintain internal training departments. Some of our competitors offer similar services and products at lower prices, and some competitors have significantly greater financial, managerial, technical, marketing and other resources. Moreover, we expect to face additional competition from new entrants into the training and performance improvement market due, in part, to the evolving nature of the market and the relatively low barriers to entry.

Our history of net losses could cause us to need additional capital.

While we had income from continuing operations of $22.4 million for the year ended December 31, 2004, for the years ended December 31, 2001, 2002 and 2003, we experienced net losses of, $945,000, $5,228,000 and $8,276,000, respectively. If such net losses recur, we will need additional capital to fund our operations. If adequate funds are not available it may have a negative impact on our ability to conduct our operations at optimal levels.

We are subject to potential environmental liabilities and liabilities associated with nuclear incidents.

We provide services that could subject us to significant environmental, third party and professional liability. If we were found to have been negligent or to have breached our obligations to our clients, we could be exposed to significant fines and penalties and third-party liabilities and our reputation could be adversely affected. The Company maintains a consolidated insurance program (including general liability coverage) and claims made by any covered insured will reduce the amount of available insurance for the other insureds. Although we believe that we currently have appropriate insurance coverage, we may not be able to obtain appropriate coverage on a cost-effective basis in the future. In addition, we do not presently have coverage for all of the risks to which we are subject. For example, liabilities associated with nuclear incidents may not be covered by our insurance policies, or by indemnification provisions contained in agreements with clients. In addition, because we are not a licensee, these liabilities may not be covered by federal legislation providing liability protection for licensees of the Nuclear Regulatory Commission, typically utilities, for some damages caused by nuclear incidents. Finally, few of our contracts with clients contain a waiver or limitation of liability. A nuclear incident could adversely affect our business and financial condition.

We also provide environmental engineering services to our clients, including the development and management of site environmental remediation plans. Although we subcontract most remediation construction activities, and in all cases subcontract the removal and off-site disposal and treatment of hazardous substances, we could be subject to liability relating to the environmental services we perform directly or through subcontracts. Specifically, if we were deemed under federal and state legislation, including "Superfund" legislation, to be an "operator" of sites to which we provide environmental engineering and support services, we could be subject to liabilities. Our insurance policies may not provide coverage for these risks. Various mechanisms exist whereby the United States Government may limit liability for environmental claims and losses or indemnify us for such claims or losses under governmental contracts. Nonetheless, incurrence of any substantial "Superfund" or other environmental liability could adversely affect our business and financial condition.

We do not anticipate paying cash dividends on our Common Stock.

We do not, in the foreseeable future, anticipate paying any cash dividends on our Common Stock.

Our Chief Executive Officer and directors can exercise significant influence over GP Strategies.

The holder of a share of our Common Stock is entitled to one vote per share and the holder of a share of our Class B capital stock is entitled to ten votes per share. As of March 18, 2005, Jerome I. Feldman, our Chairman and Chief Executive Officer, beneficially owned shares of Common Stock and Class B capital stock constituting approximately 20% of our voting stock; Harvey Eisen, one of our directors, beneficially owned shares of Common Stock and Class B capital stock constituting approximately 18% of our voting stock; and EGI-Fund (02-04) Investors, L.L.C., which has designated Mathew Zell to be one of our directors, beneficially owns shares of Common Stock and Class B capital stock constituting 14% of our voting stock. Messrs. Feldman and Eisen and EGI will be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, discouraging or preventing a change in control and might affect the market price of our Common Stock.

Our stockholder rights plan and authorized preferred stock could make a third-party acquisition of us difficult.

We have a stockholder rights plan. Our stockholder rights plan would cause substantial dilution to any person or group that attempts to acquire us on terms not approved in advance by our Board of Directors. In addition, our certificate of incorporation allows us to issue up to 5,000,000 shares of preferred stock, the rights, preferences, qualifications, limitations and restrictions of which may be fixed by the Board of Directors without any further vote or action by the stockholders. The stockholder rights plan, the ability to issue preferred stock and certain provisions in our by-laws may have the effect of delaying, discouraging or preventing a change in control and might affect the market price of our Common Stock.

Our certificate of incorporation may discourage foreign ownership of our Common Stock.

The United States Departments of Energy and Defense have policies regarding foreign ownership, control or influence over government contractors who have access to classified information, and inquire as to whether any foreign interest has beneficial ownership of 5% or more of a contractor's or subcontractor's voting securities. If either Department determines that an undue risk to the common defense and security of the United States exists, it may, among other things, terminate the contractor's or subcontractor's existing contracts. Our certificate of incorporation allows us to redeem or require the prompt disposition of all or any portion of the shares of our Common Stock owned by a foreign stockholder beneficially owning 5% or more of the outstanding shares of our Common Stock if either Department threatens termination of any of our contracts as a result of such an ownership interest. These provisions may have the additional effect of delaying, discouraging or preventing a change in control and might affect the market price of our Common Stock.

                              SELLING SHAREHOLDERS

This prospectus relates to shares of common stock which have been or may be acquired by the selling shareholders pursuant to our GP Strategies Corporation 1973 Non-Qualified Stock Option Plan, as amended, and our GP Strategies Corporation 2003 Incentive Stock Plan. The selling shareholders are directors, officers and/or other key employees and consultants, who may be considered our "affiliates". The following table sets forth certain information with respect to the selling shareholders as of April 5, 2005, as follows: (1) the name and position with GP Strategies within the past three years of each selling shareholder; (2) the number of shares of common stock beneficially owned by each selling shareholder (including shares obtainable under options exercisable within 60 days of such date); (3) the number of shares of common stock being offered hereby; and (4) the number and percentage of our outstanding shares of common stock to be beneficially owned by each selling shareholder after completion of the sale of common stock being offered hereby. The number of shares offered for sale by each selling shareholder may be updated in, and additional individuals who may be or may become our affiliates may be added as selling shareholders hereunder by, supplements and/or amendments to this prospectus, which will be filed with the SEC in accordance with Rule 424(b) under the Securities Act of 1933, as amended. There is no assurance that any of the selling shareholders will sell any or all of their shares of common stock.

           Selling Shareholder            Number of
            and Position with               Shares             Number of        Shares Beneficially Owned
           the Company within            Beneficially        Shares Being               After Sale
          the Past Three Years              Owned          Offered Hereby(1)      Number       Percent(2)

     Harvey P. Eisen...................     2,433,693                   0        2,433,693        14.3
        Director

     Jerome I. Feldman(3)..............       710,924             119,716          591,208         3.4
        Director, Chairman of the
        Board and Chief Executive
        Officer

     Marshall S. Geller(4).............       217,326              11,972          205,354         1.2
        Director

     Scott N. Greenberg(5).............       147,461             161,716           27,745         *
        Director, President and
        Chief Financial Officer

     Scott R. Peppet                              336                   0              336         *
        Director

     Richard C. Pfenniger, Jr.                  8,336                   0            8,336         *
        Director

     Ogden R. Reid(6)..................        16,211              11,972            4,239         *
        Director

     Matthew Zell                                 336                   0              336         *
     Director

     Andrea D. Kantor(7)...............        59,932              79,858               74         *
        Vice President and General
        Counsel

     Douglas E. Sharp(8)...............       114,764             141,900            7,000         *
        President of General
        Physics Corporation

---------------------
*Less than 1%

(1) Includes shares issuable upon exercise of options currently granted to the selling shareholder, whether or not such options are exercisable within 60 days. Also includes shares issuable upon the vesting of restricted stock award units currently granted to the selling stockholder, whether or not such units vest within 60 days. Does not constitute a commitment to sell any or all of the stated number of shares. The number of shares to be sold shall be determined from time to time by each selling shareholder in his or her discretion.
(2) Percentage assumes for each selling shareholder that (i) all options owned by such selling shareholder are exercised in full and the shares issued upon exercise are sold, all shares issuable upon the vesting of restricted stock award units awarded to such selling shareholder are issued and sold, and all shares of Class B capital stock beneficially owned by such selling shareholder are converted into Common Stock and
         (ii) no other options are exercised, no other shares issuable upon the vesting of restricted stock award units are issued, and no other shares of Class B capital stock are converted.
 (3) Includes 119,716 shares issuable upon the exercise of options pursuant to our 1973 Non-Qualified Stock Option Plan, as amended, or the Non-Qualified Plan.
 (4) Includes 11,972 shares issuable upon the exercise of options pursuant to our Non-Qualified Plan.



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

 (5) Includes 119,716 shares issuable upon the exercise of options pursuant to our Non-Qualified Plan and 42,000 restricted stock award units issued pursuant to our GP Strategies Corporation 2003 Incentive Stock Plan or our Incentive Stock Plan.
 (6) Includes 11,972 shares issuable upon the exercise of options pursuant to our Non-Qualified Plan.
 (7) Includes 59,858 shares issuable upon the exercise of options pursuant to our Non-Qualified Plan and 20,000 restricted stock award units issued pursuant to our Incentive Stock Plan.
 (8) Includes 107,764 shares issuable upon the exercise of options pursuant to our Non-Qualified Plan and 34,000 restricted stock award units issuable pursuant to our Incentive Stock Plan.

                                 USE OF PROCEEDS

Shares covered by this prospectus will be sold by the selling shareholders as principals for their own account. We will not receive any proceeds from sales of any shares by selling shareholders.

                              PLAN OF DISTRIBUTION

The selling shareholders, or pledges, donees, or transferees of or successors in interest to the selling shareholders, may sell shares pursuant to this prospectus from time to time in transactions (including one or more block transactions) on the New York Stock Exchange (or such other market, if any, on which our common stock may be listed or quoted), in the public market off the New York Stock Exchange, in privately negotiated transactions, or in a combination of such transactions. Each sale may be made either at the market price prevailing at the time of sale or at a negotiated price. Sales may be made through brokers or to dealers, and such brokers or dealers may receive compensation in the form of commissions or discounts not exceeding those customary in similar transactions. Any shares covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are paying all expenses of registration incurred in connection with this offering, but the selling shareholders will pay their own brokerage commissions and any other expenses they incur.

The selling shareholders and any dealers acting in connection with the offering or any brokers executing sell orders on behalf of a selling shareholder may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of shares by a selling shareholder and any commissions or discounts received by a broker or dealer may be deemed to be underwriting compensation under the Securities Act. In addition, a broker or dealer may be required to deliver a copy of this prospectus to any person who purchases any of the shares from or through the broker or dealer.

                                  LEGAL MATTERS

Certain legal matters with respect to the Common Stock offered hereby will be passed upon by Andrea D. Kantor, our Vice President and General Counsel. As of the date hereof, Ms. Kantor beneficially owns 59,932 shares of our common stock and 20,000 restricted stock award units.

                                     EXPERTS

The consolidated financial statements and schedule of GP Strategies Corporation as of December 31, 2004, and for the years ended December 31, 2004 and 2002have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and schedule of GP Strategies Corporation as of December 31, 2003 and the year then ended have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and Eisner LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents filed with the Securities and Exchange Commission by GP Strategies Corporation, a Delaware corporation (the "Company"), are incorporated herein by reference:

        (i) our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

        (ii) our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004;

        (iii) our Current Reports on Form 8-K filed on January 10, 2005, January 25, 2005, March 2, 2005, and March 24, 2005; and

        (iv) the description of our Common Stock contained in our Registration Statement on Form 8-A under the Exchange Act filed on March 12, 1998, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents, except for information furnished under Item 2.02 or 7.01 of Current Report on Form 8-K, or exhibits related thereto, which is deemed not to be incorporated by reference herein.


Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interest of Named Experts and Counsel.

         As of the date hereof, Andrea D. Kantor, the Company's Vice President and General Counsel, beneficially owns 59,932 shares of the Company's common stock and 20,000 restricted stock award units.

Item 6.  Indemnification of Directors and Officers.

         Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

         The Company's By-Laws provide that the Company shall, subject to the limitations contained in the DGCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

         The Company's Certificate of Incorporation provides that no director shall be liable for monetary damages to the Registrant or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law
(i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit.


Item 7.  Exemption from Registration Claimed.

         Not Applicable.


Item 8.  Exhibits.

              Exhibit No.           Description

                  4(a) Amended Restated Certificate of Incorporation of the Registrant filed on October 5, 1995. Incorporated herein by reference to Exhibit 3 of the Registrant's Form 10-Q for the third quarter ended September 30, 1995.

                  4(b) Amendment to the Registrant's Restated Certificate of Incorporation filed on January 24, 1997. Incorporated herein by reference to
                                 Exhibit 3.1 of the Registrant's Form 10-K for the year ended December 31, 1996.

                  4(c) Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of the Registrant dated June 23, 1997. Incorporated herein by reference to
                                 Exhibit 3.3 of the Registrant's Form 10-K for the year ended December 31, 2004.

                  4(d) Amendment to the Registrant's Restated Certificate of Incorporation filed on March 5, 1998. Incorporated herein by reference to
                                 Exhibit 3.1 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.

                  4(e)           Amended and Restated By-Laws of the Registrant.
                                 Incorporated herein by reference to Exhibit 1 of the Registrant's Form 8-K filed on September 1, 1999.

                  4(f) 1973 Non-Qualified Stock Option Plan of the Registrant, as amended on June 26, 2000. Incorporated herein by reference to Exhibit
                                 10.1 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.

                  4(g) GP Strategies Corporation 2003 Incentive Stock Plan. Incorporated herein by reference to
                                 Exhibit 4 of the Registrant's Form 10-Q for the quarter ended September 30, 2004.

                  5              Opinion and consent of Andrea D. Kantor, Esq.
                                 (filed herewith).

                  23(a)          Consent of KPMG LLP (filed herewith).

                  23(b)          Consent of Eisner LLP (filed herewith).

                  23(c)          Consent of Andrea D. Kantor, Esq.
                                 (included in Exhibit 5).

                  24            Powers of Attorney (included on signature page).

Item 9.  Undertakings.

         (a) The undersigned registrant hereby undertakes:

                            (1) To file, during any period in which offers or
                  sales are being made, a post- effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                            (2) That, for the purpose of determining any
                  liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                            (3) To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York on April 8, 2005.

                                    GP STRATEGIES CORPORATION


                                    Jerome I. Feldman, Chairman of the Board and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Jerome I. Feldman and Scott N. Greenberg, acting individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                     Title                               Date


Jerome I. Feldman             Chairman of the Board, Chief        April 8, 2005
                              Executive Officer and Director
                              (Principal Executive Officer)

Scott N. Greenberg            President, Chief Financial          April 8 , 2005
                              Officer and Director
                              (Principal Financial and
                              Accounting Officer)

Harvey P. Eisen               Director                            April 8 , 2005


Marshall S. Geller            Director                            April 8, 2005


Ogden R. Reid                 Director                            April 8, 2005


Richard C. Pfenniger, Jr.     Director                            April 8, 2005

Matthew Zell                  Director                            April 8, 2005


Scott R. Peppet               Director                            April 8, 2005

                                  EXHIBIT INDEX

               Exhibit No.                         Description
                  4(a) Amended Restated Certificate of Incorporation of the Registrant filed on October 5, 1995. Incorporated herein by reference to Exhibit 3 of the Registrant's Form 10-Q for the third quarter ended September 30, 1995.

                  4(b) Amendment to the Registrant's Restated Certificate of Incorporation filed on January 24, 1997. Incorporated herein by reference to
                               Exhibit 3.1 of the Registrant's Form 10-K for the year ended December 31, 1996.

                  4(c) Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of the Registrant dated June 23, 1997. Incorporated herein by reference to
                               Exhibit 3.3 of the Registrant's Form 10-K for the year ended December 31, 2004.

                  4(d) Amendment to the Registrant's Restated Certificate of Incorporation filed on March 5, 1998. Incorporated herein by reference to
                               Exhibit 3.1 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.

                  4(e)         Amended and Restated By-Laws of the Registrant.
                               Incorporated herein by reference to Exhibit 1 of the Registrant's Form 8-K filed on September 1, 1999.
                  4(f) 1973 Non-Qualified Stock Option Plan of the Registrant, as amended on June 26, 2000. Incorporated herein by reference to Exhibit
                               10.1 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.

                  4(g) GP Strategies Corporation 2003 Incentive Stock Plan. Incorporated herein by reference to
                               Exhibit 4 of the Registrant's Form 10-Q for the quarter ended September 30, 2004.

                  5            Opinion and consent of Andrea D. Kantor, Esq.
                               (filed herewith).

                  23(a)        Consent of KPMG LLP (filed herewith).

                  23(b)        Consent of Eisner LLP (filed herewith).

                  23(c)        Consent of Andrea D. Kantor, Esq. (included in
                               Exhibit 5).

                  24           Powers of Attorney (included on signature page).



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